Exhibit 99.B(d)(13)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Spectrum Asset Management, Inc.
Dated March 16, 2007, as amended February 17, 2021

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Tax Exempt Trust

Tax Advantaged Income Fund

[REDACTED]

SEI Investments Management Corporation		Spectrum Asset Management, Inc.

By:	/s/ Stephen MacRae	By:	/s/ Joseph Hanczor

Name:	Stephen MacRae	Name:	Joseph Hanczor

Title:	Vice President	Title:	Managing Director and CCO